NEENAH PAPER SUPPLEMENTAL PENSION PLAN

(As Amended and Restated Effective as of April 4, 2017)
NEENAH PAPER SUPPLEMENTAL PENSION PLAN

TABLE OF CONTENTS
Page

Article 1 INTRODUCTION		1
1.1	Restatement of the Plan	1
1.2	Type of Plan	1
1.3	Purpose	1
1.4	Effective Date	1
Article 2 DEFINITIONS & CONSTRUCTION		2
2.1	Affiliate	2
2.2	Beneficiary	2
2.3	Benefit	2
2.4	Board	2
2.5	Change of Control	2
2.6	Code	5
2.7	Company	5
2.8	Disability	5
2.9	Earnings	5
2.1	Employee	5
2.11	Employer	6
2.12	ERISA	6
2.13	Excess Benefit	6
2.14	Lump Sum Payment	6
2.15	Participant	6
2.16	Participating Employer	6
2.17	Pension Plan	7
2.18	Pension Plan Benefit	7
2.19	Pension Plan Terms	7
2.2	Plan	7
2.21	Plan Administrative Committee	7
2.22	Plan Year	7
2.23	Separation from Service	7
2.24	Specified Employee	7
2.25	Spouse	8
2.26	Supplemental Benefit	8
2.27	Surviving Minor Children	8
2.28	Transferred Participant	8
Article 3 BENEFITS		8
3.1	Eligibility	8
Article 4 PAYMENT OF BENEFITS		9
4.1	Election of Form of Payment	9
4.2	Automatic Lump Sum Payment Upon Change in Control	10
4.3	Timing of Benefit Payments to Participants	11
4.4	Change of Election of Form of Payment	11
4.5	Death Benefits	12
4.6	Recipients of Payments; Designation of Beneficiary	13
4.7	Postponement of Payment	14
4.8	Additional Accrual	14

4.9	Limited Cashouts	14
Article 5 PLAN ADMINISTRATIVE COMMITTEE		14
5.1	Plan Administrative Committee	14
5.2	Membership of Committee	15
5.3	Powers	15
5.4	Organization and Procedures	15
5.5	Rules and Decisions	16
5.6	Books and Records	16
5.7	Perpetuation of Plan Administrative Committee	16
5.8	Claims Procedure	16
5.9	Allocation or Reallocation of Fiduciary Responsibilities	18
5.1	Service of Process	18
Article 6 MISCELLANEOUS		18
6.1	Unfunded Obligation	18
6.2	Amendment and Termination	18
6.3	Termination of Pension Plan	19
6.4	Plan Sponsor	19
6.5	Effect of Plan	19
6.6	Offset	19
6.7	Amounts Payable	19
6.8	Rights and Obligations	19
6.9	Notice	19
6.1	Governing Law	19
6.11	Assignment of Rights	19
6.12	Liability	19

NP SUPPLEMENTAL PENSION PLAN    Page ii

NEENAH PAPER SUPPLEMENTAL PENSION PLAN

ARTICLE 1
INTRODUCTION

1.1	Restatement of the Plan. Neenah Paper, Inc. (the “Company”) hereby amends and restates its supplemental benefits plan for its Employees, to be known as the Neenah Paper Supplemental Pension Plan (the “Plan”), as set forth in this document.

1.2
Type of Plan. This Plan is deemed to be two separate plans, consisting of (i) an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, as such, exempt from all of the provisions of ERISA pursuant to Section 4(b)(5) thereof; and (ii) a nonqualified supplemental retirement plan, which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company, pursuant to Sections 201, 301 and 401 of ERISA and, as such, exempt from the provisions of Parts II, III and IV of Title I of ERISA.

1.3
Purpose. As an unfunded excess benefit plan and an unfunded plan of deferred compensation, the purpose of this Plan is solely to provide benefits to (A) participants in the Neenah Employees Pension Plan (f/k/a the Neenah Paper Pension Plan) and (B) those participants in the Neenah Former Employees Pension Plan (f/k/a the FiberMark North America, Inc. Pension Plan) whose vested accrued benefit under the Neenah Employees Pension Plan was transferred to the Neenah Former Employees Pension Plan, each as amended and restated from time to time, which exceed the limitation on benefits imposed by Section 415 of the Internal Revenue Code of 1986, or any comparable provision of any future legislation which amends, supplements or supersedes that Section ("Section 415 of the Code"). Additionally, this Plan will provide such benefits in addition to the Pension Plan Benefit, which are necessary to fulfill the Pension Plan’s intent without regard to Code Section 401(a)(17) or any dollar limit imposed by the Code on the amount of compensation considered under the Pension Plan Terms.

1.4	Effective Date. The effective date of this amendment and restatement of the Plan is April 4, 2017. The original effective date of the Plan is December 1, 2004.
ARTICLE 2
DEFINITIONS & CONSTRUCTION

For purposes of this Plan, where the following words and phrases appear in this Plan they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

2.1	Affiliate. Any company, person or organization which, on the date of determination, (A) is a member of a controlled group of corporations (as defined in Code Section 414(b))

which includes the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code Section 414(c)) the Company; (C) is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; or (D) is otherwise required to be aggregated with the Company pursuant to Code Section 414(o) and regulations promulgated thereunder.

2.2	Beneficiary. The person or persons who, under this Plan, become entitled to receive a Participant’s interest in the event of the Participant’s death.

2.3.	Benefit. Any benefit payable pursuant to, and determined in accordance with, the provisions of this Plan.

2.4.	Board. The Board of Directors of Neenah Paper, Inc.

2.5.
Change of Control. A Change of Control shall be deemed to have taken place if a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the Company’s assets” (as such terms are defined below) occurs.

(A) A change in the ownership of the Company. A “change in ownership of the Company” shall occur on the date that any one person, or more than one person acting as a “Group” (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that, if any one person or more than one person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company. In addition, the following shall not constitute a change in ownership of the Company: (i) any acquisition by any one person, or more than one person acting as a Group, who on January 1, 2009 was the “beneficial owner” (within the meaning of Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended) (a “Beneficial Owner”) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (v) any transaction described in Section 2.5(D).

(B)	A change in the effective control of the Company. A “change in the effective control of the Company” occurs on the date that:

i.
Any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the

Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; provided, however, if any one person, or more than one person acting as a group, is considered to own thirty-five percent (35%) or more of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the effective control of the Company. Notwithstanding the foregoing, the following shall not constitute a change in the effective control of the Company: (i) any acquisition by any one person, or more than one person acting as a Group, who on January 1, 2009 was the Beneficial Owner of thirty percent (30%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities,
(iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (v) any transaction described in Section 2.5(D); or

ii.
A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that this subparagraph (2) shall apply only to the Company if no other corporation is a majority shareholder of the Company.

(C)
A change in the ownership of a substantial portion of the Company’s assets. A “change in the ownership of a substantial portion of the Company’s assets” occurs on the date that any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total “Gross Fair Market Value” (as defined below) equal to or more than 90% of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

i.	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

ii.	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

iii.	a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company;

iv.	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in subparagraph (C)(3) hereof); or

v.	a Successor Entity pursuant to a transaction described in Section 2.5(D).
(D) Consummation of a reorganization, merger, or consolidation to which the Company is a party, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) shall not constitute a change in ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, if following such Business Combination: (i) all or substantially all the individuals or entities who were the Beneficial Owners of Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of the members of the board of directors of the company resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; (ii) no person or Group (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the incumbent Board (including members of the Board whose appointment or election is endorsed by a majority of the Board prior to the date of the appointment or election) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(E)	For purposes of the definition of Change of Control:

(1)
“Group” means persons acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock of the Company or assets of the Company, or a similar business transaction with the Company (the “Transaction”); provided, however, that with respect to any person who owns stock of both the Company and the other corporation in a Transaction, such person will only be treated as acting as a group with respect to his or her interest in the other corporation prior to the Transaction;

(2)	“Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; and

(3)
Notwithstanding any other provision hereof, stock ownership shall be determined under Code Section 409A, and no Change of Control shall be deemed to have occurred hereunder unless such event constitutes a change in the ownership or effective control of the Company or in a substantial portion of the assets of the Company under Code Section 409A.

2.6.	Code. The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.7.	Company. Neenah Paper, Inc., a Delaware corporation.

2.8.
Disability. A permanent and total disability such that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period not less than three months under an accident and health plan covering Employees of the Employer. A Participant will be deemed to be subject to a Disability if the Participant is determined to be disabled under a long-term disability plan of the Employer that uses a definition of “disability” that complies with one or both of the foregoing. In addition, a Participant will be deemed to be subject to a Disability if the Participant is determined to be totally disabled by the U.S. Social Security Administration.

2.9.
Earnings. Earnings shall have the same meaning herein as under the Pension Plan Terms. For the purposes of this Plan, however, the Earnings paid to an Employee for a Plan Year in excess of $270,000 (or such limit as adjusted at the same time and in the same manner as under Section 401(a)(17)(B) of the Code for that Plan Year) shall be included in determining the Supplemental Benefit under this Plan.

2.10.
Employee. An Employee as defined in the Pension Plan Terms; provided, notwithstanding any other provision in the Plan, a person whose only relationship to the Plan is that of a leased employee shall not be an Employee and shall not be entitled to benefit under the Plan. For purposes of the preceding sentence, the term “leased employee” means any person (other than an employee of recipient) who pursuant to an agreement between the recipient and any other person (a “leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction and control of the recipient.

2.11.	Employer. The Company and each Affiliate that the Plan Administrative Committee shall from time to time designate as a Participating Employer for purposes of the Plan as shown in the Pension Plan.

2.12.	ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.13.
Excess Benefit. The excess of (A) the amount that would have been payable to a person under the Pension Plan, determined as of the date payment of Benefits under this Plan commence, without regard to the limitation on benefits imposed by Section 415 of the Code, over (B) the amount that was actually payable to such person under the Pension Plan.

2.14.	Lump Sum Payment. A form of benefit payable as a lump sum cash payment, actuarially determined based on the rate of interest equivalent to the average monthly yield on a 20-
year Treasury Bond as published in the Federal Reserve Statistical Release for each month during the previous three-year period measured from the first business day of the month prior to the date such lump sum payment is payable under this Plan, or such other rate as determined pursuant to uniform Plan Administrative Committee rules, and the mortality table set forth for determining actuarial equivalent benefits under the Pension Plan Terms, and (i) in the case of a lump sum payment pursuant to Section 4.1(A) or 4.9 of this Plan, based on the Participant's Benefit payable from this Plan and his age at the date of such lump sum payment, and (ii) in the case of a lump sum payment pursuant to Section 4.2 of this Plan, based on the Participant's Benefit payable under this Plan, the earliest age at which his Pension Plan Benefit could commence if he terminated employment, and the early retirement reduction factor applicable at such age of commencement. Notwithstanding the foregoing, the 20-year Treasury Bond yield shall be used in determining a lump sum cash payment so long as such rate is published by the Federal Reserve. In the event that the Federal Reserve ceases to publish the 20-year Treasury Bond rate, a lump sum cash payment will be determined in the same manner described above using the longest term Treasury Bond published in the Federal Reserve Statistical Release which is no more than 20-years but not less than for a 10-year term.

2.15.	Participant. A participant in this Plan is a Participant in the Pension Plan and

(A)	is eligible to receive an Excess Benefit, pursuant to Section 3.1(A), upon his termination of employment; and/or

(B)	is eligible to receive a Supplemental Benefit, pursuant to Section 3.1(B);

except, no individual shall be a Participant herein to the extent that such participation is precluded by an agreement between the Employer and such individual or such individual is subject to a separate agreement regarding deferred compensation which provides for similar benefits.

2.16.
Participating Employer. An Employer that has been approved by the Plan Administrative Committee as an Employer participating in the Plan. The Pension Plan sets forth a list of Participating Employers and may be amended from time to time by the Plan Administrative Committee without Board action or approval.

2.17.
Pension Plan. The Neenah Employees Pension Plan, and solely with regard to Transferred Participants, the relevant portions of the Neenah Former Employees Pension Plan applicable to the Transferred Participants’ Pension Plan Benefit.

2.18.	Pension Plan Benefit. The total amount payable to a Participant under the Neenah Employees Pension Plan and, in the case of a Transferred Participant, the Neenah Former Employees Pension Plan.

2.19.
Pension Plan Terms. The terms of the Pension Plan, and solely with regard to Transferred Participants, the terms of the Neenah Former Employees Pension Plan applicable to the Transferred Participants’ Pension Plan Benefit.

2.20.	Plan. This Neenah Paper Supplemental Pension Plan, as amended from time to time.

2.21.	Plan Administrative Committee. The committee appointed by the Board to administer and regulate the Plan as provided in Article V of this Plan.

2.22.	Plan Year. The twelve calendar month period beginning on January 1 and ending on the following December 31.

2.23.	Separation from Service.

(A)	The Participant’s “separation from service” (within the meaning of Treasury Regulations Section 1.409A-1(h)) with the “employer” (within the meaning of Treasury Regulations Section 1.409A-1(h)(3)).

(B)
The employment relationship of a Participant is considered to remain intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or, if longer, so long as the Participant retains a right to reemployment with the Employer or Affiliate under applicable statute or by contract. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

2.24.
Specified Employee. A Participant who is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Company (or an Affiliate) while the Company’s stock is publicly traded on an established securities market or otherwise. For this purpose, a Participant is a key employee if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31. Notwithstanding the foregoing, a Participant who is a key employee determined under the preceding sentence will be deemed to be a Specified Employee solely for the period of April 1 through March 31 following such December 31 or as otherwise required by the Code Section 409A.

2.25.	Spouse. The Employee’s spouse pursuant to a legal marriage according to the laws of the State or other jurisdiction in which such marriage occurred.

2.26.	Supplemental Benefit. The Supplemental Benefit shall be excess, determined as of the date payments of Benefits under this Plan commence, of:

(A)	the Pension Plan Benefit, which amount shall be calculated (i) without regard to the provisions of the Pension Plan that reflect the limitations of Code Section 415 and
(ii) using the term Earnings defined as set forth in Section 2.9; over

(B)	the sum of (i) the Pension Plan Benefit and (ii) the amount payable as an Excess Benefit under this Plan.

2.27.	Surviving Minor Children. Natural and adopted children of a deceased Employee who have not attained the age of 21.

2.28.
Transferred Participant. A participant in the Neenah Former Employees Pension Plan whose vested accrued benefit under the Neenah Former Employees Pension Plan was transferred from the Neenah Employees Pension Plan.

Construction. Where appearing in the Plan, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular Section or subsection.

ARTICLE 3
BENEFITS

3.1	Eligibility.

(A)	Excess Benefit. A Participant in the Pension Plan is eligible to receive an Excess Benefit under this Plan if such Participant:

(1)	is entitled to receive a Pension Plan Benefit; and

(2)	would have received a greater Pension Plan Benefit were it not for the limitation on benefits imposed by Section 415 of the Code.

(B)	Supplemental Benefit. A Participant in the Pension Plan is eligible to receive a

Supplemental Benefit under this Plan if such Participant:

(3)	is a managerial or highly compensated employee of an Employer within the meaning of Title I of ERISA; and

(4)	has earnings in excess of the limit provided under Section 401(a)(17) of the Code for any calendar year in which the Participant participates in the Pension Plan; and

(5)	would have received a greater Pension Plan Benefit were it not for the limitation on benefits imposed by Section 401(a)(17) of the Code.

ARTICLE 4
PAYMENT OF BENEFITS

4.1	Election of Form of Payment.

(A)
A Participant may elect, at the time and in the manner specified by the Plan Administrative Committee on or before the January 31st immediately following the first year the Participant accrues a Benefit under the Plan (or such later date permitted by this Section), to receive payment of his or her Benefit in either (1) a Lump Sum Payment, or (2) in a life annuity option.

(B)
If the Participant elects the life annuity option pursuant to Section 4.1(A), the Participant must elect, prior to the date the Participant is required to commence his or her Benefit under the Plan, to receive payment of his or her Benefit in one of the following life annuity options:

(1)	a life annuity providing for monthly payments for the life of the Participant;

(2)
a life annuity providing for monthly payments for the life of the Participant, which shall, if the Participant dies within a term of five (5), ten (10) or fifteen (15) years as specified by the Participant, continue to be paid to the Participant’s Beneficiary for the balance of the five (5), ten (10) or fifteen

(15) year term specified by the Participant;

(3)
a 50% percent joint and survivor annuity, providing for monthly payments, which is an actuarially reduced pension payable to and during the lifetime of the Participant with the provision that, after his death, a pension equal to fifty percent (50%) of his reduced pension shall be payable to and during the lifetime of the joint annuitant selected by the Participant;

(4)
a 62½ percent joint and survivor annuity, providing for monthly payments, which is an actuarially reduced pension payable to and during the lifetime of the Participant with the provision that, after his death, a pension equal to sixty-two and one-half percent (62-1/2%) of his reduced pension shall be payable to and during the lifetime of the joint annuitant selected by the Participant;

(5)	a 75 percent joint and survivor annuity providing for monthly payments, which is an actuarially reduced pension payable to and during the lifetime of the Participant with the provision that, after his death, a pension equal to seventy-five percent (75%) of his reduced pension shall be payable to and during the lifetime of the joint annuitant selected by the Participant; or

(6)
a 100 percent joint and survivor annuity providing for monthly payments, which is an actuarially reduced pension payable to and during the lifetime of the Participant with the provision that after his death a pension at the rate of one hundred percent (100%) of his reduced pension shall be payable to and during the lifetime of the joint annuitant selected by the Participant.

The value of each alternative form of payment described in this Section 4.1(B) shall be the actuarial equivalent of the Participant’s Benefit, determined using the actuarial assumptions specified in the Pension Plan Terms as of the date on which the Participant is entitled to receive or commence payment of his or her Benefit under the Plan. The value of a Lump Sum Payment shall be determined in accordance with Section 2.14 of the Plan.

(C)	In the event a Participant fails to elect a form of payment in a timely manner, the Participant’s form of payment shall be made:

(1)	in the case of a Participant who does not have a Spouse on the date the Participant’s Benefit is payable under the Plan, in the form of payment described in Section 4.1(B)(1); or

(2)
in the case of a Participant who has a Spouse on the date the Participant’s Benefit is payable under the Plan, in the form of payment described in Section 4.1(B)(3) (with the Participant’s Spouse as the joint annuitant).

(D)
Notwithstanding the foregoing, an Eligible Employee who is or becomes a Participant prior to December 31, 2008 (other than a Participant who is or will commence receiving retirement benefits during 2008) may elect a form of payment pursuant to Section 4.1(A) above (without regard to Section 4.4) on or before December 31, 2008 subject only to the conditions that the election shall not defer the payment of any retirement benefits that otherwise would have been paid in 2008 but for the election permitted pursuant to this paragraph and shall not accelerate into 2008 the payment of any retirement benefits that otherwise could not have been paid in 2008 but for the election permitted pursuant to this paragraph. A Participant affected by either of the foregoing conditions shall have his form of payment under Section 4.1(A) honored to the maximum extent possible, subject to the limitations set forth in the immediately preceding sentence.

4.2
Automatic Lump Sum Payment Upon Change in Control. Notwithstanding any other provision of the Plan, if the Company experiences a Change in Control, a Participant (or surviving spouse or designated beneficiary, as the case may be) shall receive his Benefit payable under Article III as a Lump Sum Payment (subject to any applicable payroll or other taxes required to be withheld) within the time period specified in Section 4.3(D).

4.3	Timing of Benefit Payments to Participants.

(A)	Except as otherwise provided in this Section, all amounts payable to a Participant as an Excess Benefit and Supplemental Benefit following his or her Separation from Service shall be paid as follows:

(1)
If the Participant incurs a Separation from Service prior to attaining age 62 and 10 years of vesting service under the Pension Plan Terms, the Participant’s Benefit shall be paid or, if applicable, commence within ninety

(90) days following the later of (i) an age specified by the Participant that is not earlier than age 55 nor later than age 65, or (ii) the Participant’s Separation from Service, as elected by the Participant. In the event a Participant fails to elect specify an appropriate age in a timely manner, the Participant shall be to have elected age 65.

(2)
If the Participant incurs a Separation from Service after attaining age 62 and 10 years of vesting service under the Pension Plan Terms, the Participant’s Benefit shall be paid or, if applicable, commence within ninety (90) days following the Participant’s Separation from Service.

(B)
Notwithstanding any other provision of the Plan to the contrary, any payment of Benefits made on account of Separation from Service to, or on behalf of, a Participant who is a Specified Employee during the six-month period immediately following the Participant’s Separation from Service shall be suspended. During such six-month period, the Participant shall be entitled to interest on the delayed payment at rate equal to the interest rate described in Section 2.14 for Lump Sum Payments. Any payment which would have otherwise been made during that six- month period, including all accrued interest, shall be paid to the Participant in a lump sum as soon as practicable, but not more than ninety (90) days, following the expiration of such six-month period.

(C)
Notwithstanding any other provision of the Plan to the contrary, if a Participant incurs a Disability while an Employee and has at least five years of vesting service under the Pension Plan Terms, then the Participant’s Benefit shall commence within ninety (90) days following the date the Participant is determined to have incurred a Disability.

(D)
If a Participant is to receive a Lump Sum Payment pursuant to a Change of Control, then such Lump Sum Payment shall be paid to the Participant within thirty (30) days following the date of the Change of Control.

4.4
Change of Election of Form of Payment. A Participant may elect, in such manner specified by the Plan Administrative Committee, to change the time and form of payment that is in effect pursuant to Section 4.1 prior to the commencement of Benefits if:

(A)	such subsequent election does not take effect until twelve (12) months following the date on which the subsequent election is made;

(B)
in the case of an election not related to payments on account of Disability or death, the first payment with respect to which such subsequent election is made is deferred for at least five (5) years from the date the payment would otherwise have been made (or in the case of an annuity option, five years from the date the first amount was scheduled to be paid); and

(C)
in the instance of an election for a payment to be made at a fixed time or pursuant to a fixed schedule, the subsequent election does not occur less than twelve (12) months before the date of the first scheduled payment.

At the time of such subsequent election, a Participant may elect to receive the distribution in one of the forms permitted under Section 4.1(A), to the extent otherwise permitted by the requirements of this Section. No election pursuant to this Section will be permitted that accelerates a payment or provides for a payment form that would cause the Participant’s Benefit to be included in the gross income of the Participant prior to the taxable year containing the date(s) selected under the subsequent election as a result of the requirements under the provisions of Code Section 409A and the regulatory guidance promulgated thereunder.
Notwithstanding the foregoing, a change in the form of payment before a life annuity payment has commenced under the Plan, from one type of life annuity to another type of life annuity with the same scheduled date for the first annuity payment, is not considered a change in the time and form of a payment, provided that the annuity options are actuarially equivalent applying reasonable actuarial methods and assumptions.

4.5	Death Benefits.

(A)	Automatic Survivor’s Benefit.

(1)
Survivor’s Benefit. If, at the time of the Participant’s death, the Participant was an Employee who either had at least five years of vesting service under the Pension Plan Terms or had attained the later of (i) age 65, or (ii) the fifth anniversary of the date the Participant commenced participation in the Pension Plan, then the Participant’s surviving Spouse shall be eligible for a Benefit under the Plan. Such Benefit shall be paid to the Participant’s surviving Spouse in the form of a life annuity providing for monthly payments for the life of the surviving Spouse, commencing as soon as administratively feasible, but not more than ninety (90) days, following the Participant’s death.

(2)
Surviving Minor Children. If, at the time of the Participant’s death, the Participant had no Spouse or his Spouse died not later than 30 days following the date of his death and the Participant was an Employee who either had at least five years of vesting service under the Pension Plan Terms or had attained the later of (i) age 65, or (ii) the fifth anniversary of the date the Participant commenced participation in the Pension Plan, then the Participant’s Surviving Minor Children shall be eligible for a Benefit under the Plan. Such Benefit shall be paid in monthly payments apportioned equally among all Surviving Minor Children and, upon the attainment of age 21 or the death of a Surviving Minor Child, such amount shall be apportioned equally among the remaining Surviving Minor Children. Such Benefit shall commence as soon as administratively feasible, but not more than ninety (90) days, following the Participant’s death.

(B)
Preretirement Survivor Benefit. A Benefit under the Plan will be paid to the surviving Spouse of a deceased Participant who at the time of death was a former Employee who at the date of termination of employment had at least five years of vesting service under the Pension Plan Terms, and died prior to the commencing Benefits under this Plan. Such Benefit shall be paid to the surviving Spouse in the form of a life annuity providing for monthly payments for the life of the surviving Spouse, commencing as soon as administratively feasible, but not more than ninety

(90) days, following the later of (i) the date the Participant would have attained age 55, or (ii) Participant’s death.

4.6	Recipients of Payments; Designation of Beneficiary. All payments to be made by the Employer under the Plan shall be made to the Participant during his lifetime, provided that if the Participant dies prior to the completion of such payments, then all subsequent payments under the Plan shall be made by the Employer to the Beneficiary determined in accordance with this Section. The Participant may designate a Beneficiary by filing a written notice of such designation with the Plan Administrative Committee in such form as the Plan Administrative Committee requires and may include contingent Beneficiaries. The Participant may from time-to-time change the designated Beneficiary by filing a new designation in writing with the Plan Administrative Committee. If a married Participant designates a Beneficiary or Beneficiaries other than his Spouse at the time of such designation, such designation shall not be effective (and the Participant’s Spouse shall be the Beneficiary) unless:

(A)	the Spouse consents in writing to such designation;

(B)	the Spouse’s consent acknowledges the effect of such designation, which consent shall be irrevocable; and

(C)	the Spouse executes the consent in the presence of either a Plan representative designated by the Plan Administrative Committee or a notary public.

Notwithstanding the foregoing, such consent shall not be required if the Participant establishes to the satisfaction of the Plan Administrative Committee that such consent cannot be obtained because (i) there is no Spouse; (ii) the Spouse cannot be located after reasonable efforts have been made; or (iii) other circumstances exist to excuse spousal consent as determined by the Plan Administrative Committee. If no designation is in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be the Spouse of the Participant, or if no Spouse is then living, the representatives of the Participant’s estate.

4.7
Postponement of Payment. Notwithstanding any other provisions of this Plan to the contrary, if the Employer reasonably anticipates that the Employer’s deduction with respect to any portion of the Lump Sum Payment due a Participant pursuant to this Article IV would be limited or eliminated by application of Section 162(m) of the Code, then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible, the Employer may delay payment of any amount that would otherwise be distributed from this Plan. Any portion of the Lump Sum Payment postponed pursuant to this paragraph shall accrue interest for the period such Lump Sum Payment is postponed at a rate yielding interest equivalent to the per annum secondary market discount rate for six-month U.S. Treasury Bills as published by the Federal Reserve Board for the calendar week ending prior to January 1 (for interest to be credited for either of the two subsequent fiscal quarters ending March 31 or June 30) or prior to July 1 (for interest to be credited for either of the subsequent fiscal quarters ending on September 30 or December 31), or such other rate as determined pursuant to uniform Plan Administrative Committee rules. The delayed amounts (and any interest thereon) shall be distributed to the Participant (or his or her Beneficiary) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code.

4.8
Additional Accrual. If a Participant has received a Lump Sum Payment pursuant to this Article IV, such Participant may accrue an additional Benefit under this Plan after the date of such Lump Sum Payment, provided, however, that such future participation shall not result in duplication of benefits.

Accordingly, if he has received a distribution of a Benefit under the Plan by reason of prior participation, his Benefit shall be reduced by the actuarial equivalent (at the date of the later distribution) of the present value of the Benefit previously paid hereunder.

4.9
Limited Cashouts. The Employer may, at its discretion, require a mandatory Lump Sum Payment of Benefits under the Plan, provided that (i) the Lump Sum Payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), and (ii) at the time the payment is made, the amount constitutes the Participant’s entire interest under the Plan and all other plans that are aggregated with the Plan under Treasury Regulations Section 1.409A-1(c)(2). Any required exercise of the Employer’s discretion pursuant to this Section must be evidenced in writing no later than the date of such payment.

ARTICLE 5

PLAN ADMINISTRATIVE COMMITTEE

5.1
Plan Administrative Committee. The Company may designate one or more persons to serve on the Plan Administrative Committee to carry out its fiduciary responsibility and authority under the Plan (other than to manage and control Plan assets and investment of the assets) and its duties as the plan administrator. The members of the Plan Administrative for this Plan shall be the same as the members of the Plan Administrative Committee for the Pension Plan.

5.2	Membership of Committee.

(A)	The Plan Administrative Committee shall consist of at least three (3) persons who shall be appointed by and serve at the pleasure of the Board.

(B)
The Board shall have the right to remove any member of the Plan Administrative Committee at any time. A member may resign at any time by written resignation to the Board. If a vacancy in the Plan Administrative Committee should occur, a successor may be appointed by the Board.

5.3
Powers. The Plan Administrative Committee shall have all powers specified in the Plan in addition to all other powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, to compute and determine the method of payment of Benefits hereunder, to adopt rules and regulations for the operation of the Plan consistent with the Plan’s provisions, and to perform such other duties as may be provided under the Plan or as may from time to time be delegated to it by the Board. The Plan Administrative Committee may take such voluntary correction action as it considers necessary or appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as a consequence of administrative or operational error, including but not limited to reallocation of plan assets, adjustments in amounts of future payments to Participants or beneficiaries and institution of prosecution of actions to recover benefit payments made in error or on the basis of incorrect or incomplete information. The Plan Administrative Committee may prescribe such forms and systems and adopt such rules and actuarial methods and tables as it deems advisable. It may employ such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Plan Administrative Committee) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties, both ministerial and discretionary, as it may deem necessary and appropriate. The compensation of such agents who are not full-time employees of an Employer shall be fixed by the Plan Administrative Committee within limits set by the Board and shall be paid by the Company as determined by the Plan Administrative Committee.

5.4
Organization and Procedures. The Plan Administrative Committee shall elect one of its members as chairman. Its members shall serve as such without compensation. A majority of the Plan Administrative Committee members shall constitute a quorum. The Plan Administrative Committee may take any action upon a majority vote at any meeting at which a quorum is present, and may take any action without a meeting upon the unanimous written consent of all members. All action by the Plan Administrative Committee shall be evidenced by a certificate signed by a member of the Plan Administrative Committee. The Plan Administrative Committee shall appoint a secretary to the Plan Administrative Committee who need not be a member of the Plan Administrative Committee, and all acts and determinations of the Plan Administrative Committee shall be recorded by the secretary, or under his supervision. All such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the secretary.

5.5	Rules and Decisions. The Plan Administrative Committee shall have absolute discretion in carrying out its duties under the Plan and its decisions shall be final and binding.

5.6
Books and Records. The records of the Employers shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of the Benefits. The Plan Administrative Committee shall keep all individual and group records relating to Participants and beneficiaries and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Employers and to each Participant and beneficiary for examination during normal business hours except that a Participant or beneficiary shall examine only such records as pertain exclusively to the examining Participant or beneficiary and the Plan. The Plan Administrative Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code and every other relevant statute, each as amended, and all regulations thereunder. This provision shall not be construed as imposing upon the Plan Administrative Committee the responsibility or authority for the preparation, preservation, publication or filing of any document required to be prepared, preserved or filed by any other named fiduciary to whom such responsibilities are delegated by law or by the Plan.

5.7
Perpetuation of Plan Administrative Committee. In the event that the Company shall for any reason cease to exist, then, unless the Plan is adopted and continued by a successor, the members of the Plan Administrative Committee at that time shall remain in office until the final termination of the Plan, and any vacancies in the membership of the Plan Administrative Committee caused by death, resignation, disability or other cause, shall be filled by the remaining member or members of the Plan Administrative Committee.

5.8	Claims Procedure.

(A)
Authorized Representative. A Participant or beneficiary under the Plan may name an authorized representative to act on his or her behalf under the claims procedures of the Plan, by providing written documentation of such authorization in such form as is acceptable to the Plan Administrative Committee.

(B)
Procedure for Making Initial Claims. Claims for benefits under the Plan may be made by submitting forms to the Plan Administrative Committee pursuant to procedures established by the Plan Administrative Committee from time to time.

(C)	Review of Claims for Benefits.

(1)
Determination Regarding Initial Claims. If a claim for Plan benefits is denied, the Plan Administrative Committee shall provide a written notice within 90 days to the claimant that contains (i) specific reasons for the denial, (ii) specific references to Plan provisions on which the Plan Administrative Committee based its denial, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary and (iv) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

The notice shall also contain a statement that the claimant may (i) request a review upon written application to the Plan Administrative Committee within 60 days, (ii) submit written comments, documents, records and other information relating to the claim, and (iii) request copies of all documents, records, and other information relevant to the claimant’s claim. If a claim is denied because of incomplete information, the notice shall also indicate what additional information is required.

If additional time is required to make a decision on the claim, the Plan Administrative Committee shall notify the claimant of the delay within the original 90 day period. This notice will also indicate the special circumstances requiring the extension and the date by which a decision is expected. This extension period may not exceed 90 days beyond the end of the first 90-day period.

(2)
Appeals. The claimant may appeal a denied claim by submitting a written request for an appeal review to the Plan Administrative Committee. The appeal request must, however, be made within 60 days after the claimant’s receipt of notice of the denial of the claim. Pertinent documents may be reviewed in preparing an appeal, and issues and comments may be submitted in writing. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits (as determined under applicable regulations). An appeal shall be given a complete review by the Plan Administrative Committee, taking into account all comments, documents, records and other information submitted by the claimant without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrative Committee shall review an appeal of a denied claim no later than the date of the next Plan Administrative Committee meeting immediately following such request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan Administrative Committee’s receipt of a request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the Plan Administrative Committee following the Plan Administrative Committee’s receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Plan Administrative Committee shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Plan Administrative Committee shall notify the claimant of the benefit determination as soon as possible, but not later than five days after the benefit determination is made.

5.9
Allocation or Reallocation of Fiduciary Responsibilities. The Plan Administrative Committee may allocate and redelegate the powers and responsibilities specifically delegated to them by the Plan. Any such allocation, delegation or redelegation shall be in writing and shall be filed with and retained by the secretary of the Plan Administrative Committee with the records of the Plan Administrative Committee.

5.10	Service of Process. The Company shall be the designated recipient of service of process with respect to legal actions regarding the Plan.

ARTICLE 6
MISCELLANEOUS

6.1
Unfunded Obligation. The obligation to make payments hereunder shall constitute a contractual liability to the Participant of the Employer which employed the Participant (the “Applicable Employer”). Such payments shall be made from the general funds of the Applicable Employer, and the Applicable Employer shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure the such payments shall be made, and the Participant shall not have any interest in any particular assets of the Applicable Employer by reason of its obligations hereunder. To the extent that any person acquires a right to receive payment from the Applicable Employer, such right shall be no greater than the right of an unsecured creditor of the Applicable Employer. The Company may establish a grantor trust as a source for the payment of benefit obligations under the Plan. If established, the grantor trust shall be unfunded for purposes of the Code and for purposes of Title I of ERISA and all assets of the grantor trust shall be held in the United States. The establishment of a grantor trust is not intended to cause Participants to realize current income on the amounts contributed thereto, and the grantor trust shall be so interpreted and administered. Nothing contained in the Plan constitutes a guarantee by any Applicable Employer that the assets of the Applicable Employer shall be sufficient to pay any benefit to any person.

6.2
Amendment and Termination. The Company, by action of the Board, shall have the right at any time to amend this Plan in any respect, or to terminate this Plan and may permit or require the acceleration of payment of Benefits in connection therewith to the extent permitted under Code Section 409A and the regulations thereunder, and the Plan Administrative Committee may amend the Plan, but may not amend the Plan in a manner that would materially affect the Company’s cost, the Company’s contributions to the Plan, or eligibility for participation in the Plan, or that would determine compensation for any executive officer; provided, however, that no such amendment or termination shall operate to reduce the benefit that has accrued for any Participant who is participating in the Plan nor the payment due to a terminated Participant at the time the amendment or termination is adopted. Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Company or any Participating Employer.

6.3	Termination of Pension Plan. Subject to the provisions of Section 6.2, this Plan shall terminate when the Pension Plan terminates.

6.4	Plan Sponsor. The Company is the Plan Sponsor and Named Fiduciary of the Plan, within the meaning of ERISA.

6.5
Effect of Plan. Nothing contained herein (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, termination pay or other benefit to which he otherwise is or might become entitled to as an Employee or (b) shall be construed as conferring upon an Employee the right to continue in the employ of the Company as an executive or in any other capacity.

6.6
Offset. If, at the time payments are to be made hereunder, the Participant or the beneficiary is indebted or obligated to the Employer, then the payments remaining to be made to the Participant or the beneficiary may, at the discretion of the Employer, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the

Employer not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.

6.7
Amounts Payable. Any amounts payable by the Employer hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its Employees.

6.8	Rights and Obligations. The rights and obligations created hereunder shall be binding on a Participant’s heirs, executors and administrators and on the successors and assigns of the Employer.

6.9
Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Plan Administrative Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

6.10	Governing Law. The Plan shall be construed and governed by the laws of the State of Georgia.

6.11	Assignment of Rights. The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void.

6.12
Liability. Neither the Employer, its Employees, agents, any member of the Board, the plan administrator nor the Plan Administrative Committee shall be responsible or liable in any manner to any Participant, beneficiary, or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits or the interpretation and administration of this Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

NEENAH PAPER, INC.

By:

Name: /s/ Matthew L. Duncan
Matthew L. Duncan
Title:__SVP & Chief Human Resources Officer

Date: 6/21/2017